F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 3
T H I R D
Q U A R T E R
E A R N I N G S
Q 3  |  2 0 2 3

October 24, 2023
First Busey Corporation Announces 2023 Third Quarter Earnings
CHAMPAIGN, IL – (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE)

Net Income of $30.7 million
Diluted EPS of $0.54

Third Quarter 2023 Highlights
•Net income excluding net securities losses1 of $30.9 million and adjusted diluted EPS excluding net securities gains and losses1 of $0.55
•Total deposits increased $269.6 million, or 2.7%, quarter-over-quarter, to $10.33 billion
•Short-term borrowings decreased to $12.0 million, compared to $212.0 million at the end of the second quarter of 2023 and $615.9 million at the end of the first quarter of 2023
•Non-performing assets declined 23.6% during the third quarter of 2023, to $12.1 million, now representing 0.10% of total assets
•Classified assets declined to $59.6 million, compared to $81.9 million at the close of the second quarter of 2023 and $103.9 million at the end of the first quarter of 2023
•Annualized net charge-off ratio of 0.01% in the quarter and 0.02% over the last twelve months2
•Noninterest income excluding net securities losses1 increased to $31.3 million, from $30.1 million in the second quarter of 2023, representing 28.7% of total revenue
•Wealth management segment revenue of $14.4 million in the third quarter of 2023, a 14.7% increase over the comparable period in 2022
•Annualized return on average assets of 1.0%, return on average tangible common equity1 of 14.3% and adjusted core efficiency ratio1 of 60.23%
•For additional information, please refer to the 3Q23 Earnings Investor Presentation
Message from our Chairman & CEO
Third Quarter Financial Results
Net income for First Busey Corporation (“Busey,” “Company,” “we,” “us,” or “our”) was $30.7 million for the third quarter of 2023, or $0.54 per diluted common share, compared to $29.4 million, or $0.52 per diluted common share, for the second quarter of 2023, and $35.7 million, or $0.64 per diluted common share, for the third quarter of 2022. Adjusted net income1 was $30.7 million, or $0.55 per diluted common share, for the third quarter of 2023. Non-operating adjustments to net income for the second quarter of 2023 were immaterial. Adjusted net income1 was $36.4 million, or $0.65 per diluted common share, for the third quarter of 2022.
Net income includes net losses on securities of $0.3 million for the third quarter of 2023, $2.1 million for the second quarter of 2023, which are largely unrealized, and an immaterial net gain for the third quarter of 2022. Net income excluding net securities losses1 for the third quarter of 2023 would have been $30.9 million, resulting in adjusted diluted EPS excluding net securities gains and losses1 of $0.55.
Annualized return on average assets and annualized return on average tangible common equity1 were 1.00% and 14.31%, respectively, for the third quarter of 2023.
1 See “Non-GAAP Financial Information” for a reconciliation.
2 For the quarterly period, average portfolio loans, the denominator in the net charge off ratio, is calculated on a daily average basis. For the last twelve-month period, average portfolio loans is calculated as the quarterly average of the average portfolio loans balances over the most recent four quarters.
First Busey Corporation | 2023 Q3 — 2

Pre-provision net revenue3 was $38.1 million for the third quarter of 2023, compared to $39.5 million for the second quarter of 2023 and $46.5 million for the third quarter of 2022. Adjusted pre-provision net revenue3 was $40.5 million for the third quarter of 2023, compared to $42.1 million for the second quarter of 2023 and $48.8 million for the third quarter of 2022. Pre-provision net revenue to average assets3 was 1.24% for the third quarter of 2023, compared to 1.30% for the second quarter of 2023, and 1.47% for the third quarter of 2022. Adjusted pre-provision net revenue to average assets3 was 1.32% for the third quarter of 2023, compared to 1.38% for the second quarter of 2023 and 1.54% for the third quarter of 2022.
The decline in pre-provision net revenue in the third quarter, compared to the second quarter, was largely the result of a $0.9 million decrease in net interest income, which is primarily the result of deposits migrating into higher cost offerings. Net interest margin declined from 2.86% in the second quarter of 2023 to 2.80% in the third quarter of 2023.
Our fee-based businesses continue to add revenue diversification. Noninterest income excluding net securities gains and losses3 was $31.3 million, or 28.7% of operating revenue4, during the third quarter of 2023, compared to $30.1 million, or 27.7% of total operating revenue, for the second quarter of 2023 and $30.9 million, or 26.4% of total operating revenue, for the third quarter of 2022.
During a time of decades-high inflation, we have effectively managed our noninterest expense, and have been purposeful in our efforts to rationalize our expense base given our economic outlook and our view on the future of banking. Noninterest expense was $70.9 million in the third quarter of 2023, compared to $69.2 million in the second quarter of 2023 and $70.7 million in the third quarter of 2022. Adjusted core expense3 was $66.0 million in the third quarter of 2023, compared to $64.0 million in the second quarter of 2023 and $65.6 million in the third quarter of 2022, reflecting a less than 1% year-over-year increase in quarterly adjusted core expenses. As we enter the last quarter of 2023, we expect to continue to prudently manage our expenses.
Busey’s Conservative Banking Strategy
Busey’s financial strength is built on a long-term conservative operating approach. That focus will not change now or in the future.
Busey's growth trend for portfolio loans continued during the third quarter of 2023, with loans being originated at attractive spreads while maintaining our prudent underwriting standards. Loan growth was $50.9 million in the third quarter of 2023, compared to growth of $21.5 million in the second quarter of 2023 and $172.3 million in the third quarter of 2022. Over the last four quarters, Busey has generated $186.0 million in portfolio loan growth, equating to a year-over-year growth rate of 2.4%. Our reported loan growth has been reduced by a $22.2 million reduction in classified assets during the third quarter of 2023, largely attributable to pay-offs from customers in the manufacturing, nursing home, and senior housing industries, and a $47.5 million reduction in classified assets since the beginning of the year, a positive development and consistent with our prudent credit risk management philosophy, particularly given our outlook for the economy. Our loan to deposit ratio was 76.0% at the end of the third quarter of 2023, compared to 77.6% for the second quarter of 2023 and 72.4% for the third quarter of 2022.
The quality of our core deposit franchise is a critical value driver of our institution. Over the last two quarters our deposit base has grown by more than $530 million, allowing us to substantially reduce our exposure to higher cost wholesale borrowings. Our granular deposit base continues to position us well, and as of September 30, 2023 our estimated uninsured and uncollateralized deposits5 percentage was 28% and 96.6% of our deposits were core deposits3. Our retail deposit base was comprised of more than 257,000 accounts with an average balance of $21 thousand and an average tenure of 16.4 years as of September 30, 2023. Our commercial deposit base was comprised of more than 33,000 accounts with an average balance of $105 thousand and an average tenure of 12.3 years as of September 30, 2023. Furthermore, we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
3 See “Non-GAAP Financial Information” for a reconciliation.
4 Operating revenue consists of net interest income plus noninterest income, net of securities gains and losses.
5 Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250 thousand FDIC insurance limit, less intercompany accounts and collateralized accounts (including preferred deposits).
First Busey Corporation | 2023 Q3 — 3

Asset quality remains strong by both Busey’s historical and current industry trends. Non-performing assets saw a further 23.6% decline during the third quarter of 2023 to $12.1 million, now representing only 0.10% of total assets. We experienced our third consecutive quarter of declines in total classified assets. Total classified assets of $59.6 million at the end of the third quarter of 2023 now represent a historically low 3.9% of consolidated total capital. Busey’s results for the third quarter of 2023 include a $0.4 million provision expense for credit losses and an immaterial provision expense for unfunded commitments. The allowance for credit losses was $91.7 million as of September 30, 2023, representing 1.17% of total portfolio loans outstanding, and 763.8% of non-performing loans. Busey recorded net charge offs of $0.3 million in the third quarter of 2023, which equates to 0.01% of average loans on an annualized basis. As of September 30, 2023, our commercial real estate loan portfolio of investor-owned office properties within Central Business District6 areas remained low at $9.5 million. Our credit performance continues to reflect our highly diversified, conservatively underwritten loan portfolio, which has been originated predominantly to established customers with tenured relationships with our company.
The strength of our balance sheet is also reflected in our capital foundation. In the third quarter, Common Equity Tier 1 and Total Capital to Risk Weighted Assets ratios7 increased to 12.52% and 16.72%, respectively. In fact, our regulatory capital ratios continue to provide a buffer of more than $480 million above levels required to be designated well-capitalized. Our Tangible Common Equity ratio8 declined modestly to 7.06% during the third quarter of 2023 as a result of the impact of rising rates on the market value of our securities portfolio, but remains substantially above the 6.17% reported for the third quarter of 2022. During the third quarter of 2023, we paid a common share dividend of $0.24 and repurchased 65,123 shares of our common stock at a weighted average price of $19.63 per share.
Community Banking
Busey’s goal of being a strong community bank begins with outstanding associates. Busey is humbled to be named among the 2023 Best Banks to Work For by American Banker, the 2022 Best Places to Work in Money Management by Pensions and Investments, the 2023 Best Places to Work in Illinois by Daily Herald Business Ledger, and the 2023 Best Companies to Work For in Florida by Florida Trend magazine.
We are grateful for the opportunities to earn the business of our customers, based on the contributions of our talented associates and the continued support of our loyal shareholders. We remain cognizant of the evolving economic outlook and extremely focused on balance sheet strength, profitability, and growth, in that order. With our strong capital position, an attractive core funding base, and a sound credit foundation, we feel confident that we are well positioned to continue producing quality growth and profitability as we move into the final quarter of 2023 and into 2024.

Van A. Dukeman
Chairman, President & Chief Executive Officer
First Busey Corporation
6 Central Business District areas within Busey’s footprint include downtown St. Louis, downtown Indianapolis, and downtown Chicago.
7 Capital ratios for the third quarter of 2023 are not yet finalized, and are subject to change.
8 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q3 — 4

SELECTED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
EARNINGS & PER SHARE AMOUNTS
Net income	$30,666	$29,364	$35,661	$96,816	$93,924
Diluted earnings per common share	0.54	0.52	0.64	1.72	1.67
Cash dividends paid per share	0.24	0.24	0.23	0.72	0.69
Pre-provision net revenue[1,2]	38,139	39,536	46,498	125,593	122,133
Revenue[3]	109,084	108,741	117,234	336,146	332,337

Net income by operating segments:
Banking	31,189	30,665	37,082	98,689	94,032
FirsTech	317	226	353	505	1,300
Wealth Management	4,781	4,932	3,756	14,571	14,688

AVERAGE BALANCES
Cash and cash equivalents	$252,730	$235,858	$331,397	$237,370	$455,545
Investment securities	3,148,759	3,255,741	3,667,753	3,254,054	3,825,265
Loans held for sale	2,267	1,941	4,195	1,955	6,376
Portfolio loans	7,834,285	7,755,618	7,617,918	7,767,378	7,387,582
Interest-earning assets	11,118,167	11,130,298	11,497,783	11,142,780	11,550,887
Total assets	12,202,783	12,209,865	12,531,856	12,225,232	12,547,816

Noninterest bearing deposits	2,925,244	3,054,483	3,583,693	3,082,884	3,569,562
Interest-bearing deposits	7,217,463	6,797,588	6,993,125	6,886,277	6,997,106
Total deposits	10,142,707	9,852,071	10,576,818	9,969,161	10,566,668

Securities sold under agreements to repurchase and federal funds purchased	190,112	201,020	233,032	207,014	246,481
Interest-bearing liabilities	7,864,355	7,762,628	7,605,148	7,748,218	7,611,314
Total liabilities	10,994,376	11,001,930	11,350,408	11,029,374	11,328,171
Stockholders' equity - common	1,208,407	1,207,935	1,181,448	1,195,858	1,219,645
Tangible common equity[2]	850,382	847,294	812,467	835,204	847,772

PERFORMANCE RATIOS
Pre-provision net revenue to average assets[1,2]	1.24%	1.30%	1.47%	1.37%	1.30%
Return on average assets	1.00%	0.96%	1.13%	1.06%	1.00%
Return on average common equity	10.07%	9.75%	11.98%	10.82%	10.30%
Return on average tangible common equity[2]	14.31%	13.90%	17.41%	15.50%	14.81%
Net interest margin2, [4]	2.80%	2.86%	3.00%	2.93%	2.71%
Efficiency ratio[2]	62.38%	60.87%	57.62%	59.97%	60.30%
Noninterest revenue as a % of total revenues[3]	28.69%	27.65%	26.38%	27.91%	30.10%

NON-GAAP FINANCIAL INFORMATION
Adjusted pre-provision net revenue[1,2]	$40,491	$42,072	$48,800	$132,067	$129,421
Adjusted net income[2]	30,730	29,373	36,435	96,889	95,620
Adjusted diluted earnings per share[2]	0.55	0.52	0.65	1.72	1.70
Adjusted pre-provision net revenue to average assets[2]	1.32%	1.38%	1.54%	1.44%	1.38%
Adjusted return on average assets[2]	1.00%	0.96%	1.15%	1.06%	1.02%
Adjusted return on average tangible common equity[2]	14.34%	13.90%	17.79%	15.51%	15.08%
Adjusted net interest margin[2,4]	2.79%	2.84%	2.97%	2.91%	2.68%
Adjusted efficiency ratio[2]	62.31%	60.86%	56.81%	59.95%	59.67%
___________________________________________
1.Net interest income plus noninterest income, excluding securities gains and losses, less noninterest expense.
2.See “Non-GAAP Financial Information” for reconciliation.
3.Revenue consists of net interest income plus noninterest income, excluding securities gains and losses.
4.On a tax-equivalent basis, assuming a federal income tax rate of 21%.
First Busey Corporation | 2023 Q3 — 5

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(dollars in thousands, except per share amounts)

	As of
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
ASSETS
Cash and cash equivalents	$337,919	$232,703	$275,569	$227,164	$347,149
Investment securities	3,074,237	3,186,984	3,302,024	3,391,240	3,494,710
Loans held for sale	3,051	1,545	2,714	1,253	4,546

Commercial loans	5,824,800	5,793,426	5,815,703	5,766,496	5,724,137
Retail real estate and retail other loans	2,031,360	2,011,858	1,968,105	1,959,206	1,945,977
Portfolio loans	7,856,160	7,805,284	7,783,808	7,725,702	7,670,114

Allowance for credit losses	(91,710)	(91,639)	(91,727)	(91,608)	(90,722)
Premises and equipment	122,538	122,669	126,515	126,524	128,175
Goodwill and other intangible assets, net	356,343	358,898	361,567	364,296	367,091
Right of use asset	11,500	11,806	12,291	12,829	10,202
Other assets	588,212	580,779	571,794	579,277	566,123
Total assets	$12,258,250	$12,209,029	$12,344,555	$12,336,677	$12,497,388

LIABILITIES & STOCKHOLDERS' EQUITY
Noninterest bearing deposits	$2,918,574	$3,086,885	$3,173,783	$3,393,666	$3,628,169
Interest checking, savings, and money market deposits	5,747,136	5,504,255	5,478,715	5,822,239	6,173,041
Time deposits	1,666,652	1,471,615	1,148,671	855,375	800,187
Total deposits	$10,332,362	$10,062,755	$9,801,169	$10,071,280	$10,601,397

Securities sold under agreements to repurchase	$183,702	$202,953	$210,977	$229,806	$234,597
Short-term borrowings	12,000	212,000	615,881	351,054	16,225
Long-term debt	243,666	246,454	249,245	252,038	254,835
Junior subordinated debt owed to unconsolidated trusts	71,946	71,900	71,855	71,810	71,765
Lease liability	11,783	12,059	12,515	12,995	10,311
Other liabilities	212,633	198,960	184,355	201,717	201,670
Total liabilities	11,068,092	11,007,081	11,145,997	11,190,700	11,390,800
Total stockholders' equity	1,190,158	1,201,948	1,198,558	1,145,977	1,106,588
Total liabilities & stockholders' equity	$12,258,250	$12,209,029	$12,344,555	$12,336,677	$12,497,388

SHARE AND PER SHARE AMOUNTS
Book value per common share	$21.51	$21.74	$21.68	$20.73	$20.04
Tangible book value per common share[1]	$15.07	$15.25	$15.14	$14.14	$13.39
Ending number of common shares outstanding	55,342,017	55,290,847	55,294,455	55,279,124	55,232,434
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.
First Busey Corporation | 2023 Q3 — 6

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
INTEREST INCOME
Interest and fees on loans held for sale and portfolio	$99,844	$94,804	$76,081	$284,423	$202,530
Interest on investment securities	21,234	20,784	18,249	62,360	49,852
Other interest income	1,591	1,311	1,085	3,890	1,720
Total interest income	$122,669	$116,899	$95,415	$350,673	$254,102

INTEREST EXPENSE
Interest on deposits	$37,068	$26,768	$3,565	$78,576	$7,835
Interest on securities sold under agreements to repurchase and federal funds purchased	1,327	1,223	459	3,772	665
Interest on short-term borrowings	1,964	5,741	190	12,527	426
Interest on long-term debt	3,528	3,552	4,110	10,631	10,739
Junior subordinated debt owed to unconsolidated trusts	991	945	786	2,849	2,148
Total interest expense	$44,878	$38,229	$9,110	$108,355	$21,813

Net interest income	$77,791	$78,670	$86,305	$242,318	$232,289
Provision for credit losses	364	627	2,364	1,944	3,764
Net interest income after provision for credit losses	$77,427	$78,043	$83,941	$240,374	$228,525

NONINTEREST INCOME
Wealth management fees	$14,235	$14,562	$12,508	$43,594	$42,422
Fees for customer services	7,502	7,239	7,627	21,560	26,122
Payment technology solutions	5,226	5,231	5,080	15,772	15,045
Mortgage revenue	311	272	438	871	1,697
Income on bank owned life insurance	1,001	1,029	958	3,682	2,716
Net securities gains (losses)	(285)	(2,059)	4	(2,960)	(2,324)
Other noninterest income	3,018	1,738	4,318	8,349	12,046
Total noninterest income	$31,008	$28,012	$30,933	$90,868	$97,724

NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$39,677	$39,859	$39,762	$119,867	$117,226
Data processing expense	5,930	5,902	5,447	17,472	15,800
Net occupancy expense	4,594	4,540	4,705	13,896	14,492
Furniture and equipment expense	1,638	1,681	1,799	5,065	5,874
Professional fees	1,542	973	1,579	4,573	4,693
Amortization of intangible assets	2,555	2,669	2,871	7,953	8,833
Interchange expense	1,786	1,870	1,574	5,509	4,606
FDIC insurance	1,475	1,506	882	4,483	3,108
Other operating expenses	11,748	10,205	12,117	31,735	35,572
Total noninterest expense	$70,945	$69,205	$70,736	$210,553	$210,204

Income before income taxes	$37,490	$36,850	$44,138	$120,689	$116,045
Income taxes	6,824	7,486	8,477	23,873	22,121
Net income	$30,666	$29,364	$35,661	$96,816	$93,924

SHARE AND PER SHARE AMOUNTS
Basic earnings per common share	$0.55	$0.53	$0.64	$1.75	$1.70
Diluted earnings per common share	$0.54	$0.52	$0.64	$1.72	$1.67
Average common shares outstanding	55,486,700	55,440,277	55,349,547	55,441,980	55,399,424
Diluted average common shares outstanding	56,315,492	56,195,801	56,073,164	56,230,624	56,123,756
First Busey Corporation | 2023 Q3 — 7

Balance Sheet Strength
Our balance sheet remains a source of strength. Total assets were $12.26 billion as of September 30, 2023, compared to $12.21 billion as of June 30, 2023, and $12.50 billion as of September 30, 2022. Portfolio loans totaled $7.86 billion at September 30, 2023, compared to $7.81 billion at June 30, 2023, and $7.67 billion at September 30, 2022. During the third quarter of 2023, Busey Bank experienced its tenth consecutive quarter of core loan9 growth. Growth of $50.9 million in core loans was driven primarily by our northern and central regions. Overall, growth was tempered by a $22.2 million reduction of classified assets, largely attributable to pay-offs from customers in the manufacturing, nursing home, and senior housing industries. As has been our practice, we remain steadfast in our conservative approach to underwriting and disciplined approach to pricing, particularly given our outlook for the economy in the coming quarters. This posture will impact loan growth in subsequent quarters.
Average portfolio loans were $7.83 billion for the third quarter of 2023, compared to $7.76 billion for the second quarter of 2023 and $7.62 billion for the third quarter of 2022. Average interest-earning assets were $11.12 billion for the third quarter of 2023, compared to $11.13 billion for the second quarter of 2023, and $11.50 billion for the third quarter of 2022.
Total deposits were $10.33 billion at September 30, 2023, compared to $10.06 billion at June 30, 2023, and $10.60 billion at September 30, 2022. Average deposits were $10.14 billion for the third quarter of 2023, compared to $9.85 billion for the second quarter of 2023 and $10.58 billion for the third quarter of 2022. Deposit growth in the third quarter of 2023 over the second quarter of 2023 was primarily driven by retail and business customers, and to a smaller extent public funds. Deposit fluctuations over the last several quarters were driven by a number of elements, including (1) seasonal factors, including ordinary course public fund flows and fluctuations in the normal course of business operations of certain core commercial customers, (2) the macroeconomic environment, including prevailing interest rates and anticipated future Federal Open Market Committee (“FOMC”) rate moves, as well as inflationary pressures, (3) depositors moving some funds to accounts at competitors offering above-market rates, including state-sponsored investment programs that provide rates in excess of where we can borrow in the wholesale marketplace, and (4) deposits moving within the Busey ecosystem from deposit accounts to our wealth management group. Core deposits9 accounted for 96.6% of total deposits as of September 30, 2023. Cost of deposits was 1.45% in the third quarter of 2023, which represents a 36 basis point increase from the second quarter of 2023. Excluding time deposits, Busey’s cost of deposits was 1.09% in the third quarter of 2023, a 28 basis point increase from June 30, 2023.
Short term borrowings decreased to $12.0 million as of September 30, 2023, compared to $212.0 million as of June 30, 2023 and $615.9 million as of March 31, 2023. We had no borrowings from the Federal Home Loan Bank (“FHLB”) at the end of the third quarter of 2023, compared to $200.0 million at the end of the second quarter and $603.9 million at the end of the first quarter. Average short-term borrowings decreased to $139.2 million in the third quarter of 2023, compared to $443.8 million in the second quarter of 2023. We have sufficient on- and off-balance sheet liquidity10 to manage deposit fluctuations and the liquidity needs of our customers. As of September 30, 2023, our available sources of on- and off-balance sheet liquidity totaled $6.49 billion. We increased deposit campaigns starting in the first quarter of 2023 to attract term funding and savings accounts at a lower rate than our marginal cost of funds. In addition, we instituted a company-wide incentive campaign to drive new customer account openings. Our time deposit campaigns generated increased traction and production throughout the second and third quarters and we expect to continue to implement prudent and measured strategies to generate deposit growth. New certificate of deposit production in the third quarter of 2023 had a weighted average term of 9.2 months at a rate of 4.45%, 82 basis points below our average marginal wholesale funding cost during the quarter. Furthermore, our balance sheet liquidity profile continues to be aided by the cash flows we expect from our relatively short-duration securities portfolio. Those cash flows were $72.9 million in the third quarter of 2023 and are expected to be approximately $82.6 million over the remainder of 2023 with a yield of 1.56%. For 2024, cash flows from our securities portfolio are expected to be approximately $355.9 million with a yield of 1.67%.
9 See “Non-GAAP Financial Information” for a reconciliation.
10 On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
First Busey Corporation | 2023 Q3 — 8

Asset Quality
Credit quality continues to be exceptionally strong. Loans 30-89 days past due totaled $5.9 million as of September 30, 2023, compared to $5.2 million as of June 30, 2023, and $6.3 million as of September 30, 2022. Non-performing loans were $12.0 million as of September 30, 2023, compared to $15.8 million as of June 30, 2023, and $16.7 million as of September 30, 2022. Continued disciplined credit management resulted in non-performing loans as a percentage of portfolio loans of 0.15% as of September 30, 2023, 0.20% as of June 30, 2023, and 0.22% as of September 30, 2022. Non-performing assets were 0.10% of total assets for third quarter of 2023, compared to 0.13% for the second quarter of 2023 and 0.14% for the third quarter of 2022. Our total classified assets declined from $81.9 million at June 30, 2023, to $59.6 million at September 30, 2023. The quarter-over-quarter decline in classified assets is largely attributable to pay-offs from customers in the manufacturing, nursing home, and senior housing industries. This $22.2 million reduction in classified assets during the third quarter of 2023 follows a reduction of $22.0 million during the second quarter of 2023. During the first three quarters of 2023, classified asset balances have declined by a total of $47.5 million, and total classified assets now represent only 3.9% of consolidated total capital.
Net charge-offs were $0.3 million for the third quarter of 2023, $0.7 million for the second quarter of 2023, and $0.4 million for the third quarter of 2022. Our ratio of net charge-offs to average loans was 0.01% during the third quarter of 2023 and 0.02% over the last twelve months11. The allowance as a percentage of portfolio loans was 1.17% as of both September 30, 2023 and June 30, 2023, compared to 1.18% as of September 30, 2022. The allowance as a percentage of non-performing loans was 763.8% as of September 30, 2023, compared to 580.8% as of June 30, 2023, and 544.7% as of September 30, 2022.
Busey maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.
11 For the quarterly period, average portfolio loans, the denominator in the net charge off ratio, is calculated on a daily average basis. For the last twelve month period, average portfolio loans is calculated as the quarterly average of the average portfolio loans balances over the most recent four quarters.
First Busey Corporation | 2023 Q3 — 9

ASSET QUALITY (unaudited)
(dollars in thousands)

	As of
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total assets	$12,258,250	$12,209,029	$12,344,555	$12,336,677	$12,497,388
Portfolio loans	7,856,160	7,805,284	7,783,808	7,725,702	7,670,114
Loans 30 – 89 days past due	5,934	5,169	5,472	6,548	6,307
Non-performing loans:
Non-accrual loans	11,298	15,209	14,714	15,067	15,425
Loans 90+ days past due and still accruing	709	569	500	673	1,229
Non-performing loans	$12,007	$15,778	$15,214	$15,740	$16,654
Non-performing loans, segregated by geography:
Illinois / Indiana	$7,951	$11,681	$10,416	$10,347	$10,531
Missouri	3,747	3,928	4,103	4,676	5,008
Florida	309	169	695	717	1,115
Other non-performing assets	96	68	759	850	1,219
Non-performing assets	$12,103	$15,846	$15,973	$16,590	$17,873

Allowance for credit losses	$91,710	$91,639	$91,727	$91,608	$90,722

RATIOS
Non-performing loans to portfolio loans	0.15%	0.20%	0.20%	0.20%	0.22%
Non-performing assets to total assets	0.10%	0.13%	0.13%	0.13%	0.14%
Non-performing assets to portfolio loans and other non-performing assets	0.15%	0.20%	0.21%	0.21%	0.23%
Allowance for credit losses to portfolio loans	1.17%	1.17%	1.18%	1.19%	1.18%
Allowance for credit losses as a percentage of non-performing loans	763.80%	580.80%	602.91%	582.01%	544.75%
NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)
(dollars in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net charge-offs (recoveries)	$293	$715	$399	$1,842	$929
Provision expense (release)	364	627	2,364	1,944	3,764

Net charge-offs, annualized	1,162	2,868	1,583	2,463	1,242
Average portfolio loans	7,834,285	7,755,618	7,617,918	7,767,378	7,387,582
Net charge-off ratio	0.01%	0.04%	0.02%	0.03%	0.02%
Net Interest Margin12 and Net Interest Income
Net interest margin was 2.80% for the third quarter of 2023, compared to 2.86% for the second quarter of 2023 and 3.00% for the third quarter of 2022. Excluding purchase accounting accretion, adjusted net interest margin12 was 2.79% for the third quarter of 2023, compared to 2.84% in the second quarter of 2023 and 2.97% in the third quarter of 2022. Net interest income was $77.8 million in the third quarter of 2023, compared to $78.7 million in the second quarter of 2023 and $86.3 million in the third quarter of 2022.
12 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q3 — 10

The FOMC raised rates by 25 basis points during the third quarter of 2023, and by a total of 525 basis points since the onset of the current FOMC tightening cycle that began in the first quarter of 2022. Rising rates initially have a positive impact on net interest margin, as assets, in particular commercial loans, reprice more quickly and to a greater extent than liabilities. As deposit and funding costs increase in response to the tightening rate cycle, and we experience deposit migration into higher cost offerings and funding alternatives, some of the net interest margin expansion is reversed, which we began to experience in the first quarter of 2023. Components of the 6 basis point decrease in net interest margin during the third quarter of 2023 include:
•Increased loan portfolio income contributed +16 basis points
•Reduced borrowing costs contributed +13 basis points
•Increases in the cash and securities portfolio yield contributed +2 basis points
•Increased non-maturity deposit funding costs contributed -22 basis points
•Increased time deposit funding costs contributed -14 basis points
•Reduced recognition of purchase accounting accretion contributed -1 basis points
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a 100 basis point parallel rate shock is expected to increase net interest income by 1.6% over the subsequent twelve-month period. Market competition for deposits remains significant and deposit betas are likely to rise further, which is factored into our ALCO model. Busey continues to evaluate off-balance sheet hedging and balance sheet restructuring strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. We are committed to protecting our quality core deposit franchise and are in regular contact with our customers to proactively address their needs and concerns. Time deposit specials and retail incentive campaigns continue to provide sufficient funding flows and we maintained excess earning cash levels the majority of the quarter. As the tightening cycle advances and rotation into these higher cost of fund products has accelerated, deposit beta expectations have increased marginally. Since the onset of the current FOMC tightening cycle that began in the first quarter of 2022, our cumulative interest-bearing non-maturity deposit beta has been 31%. Our cycle-to-date total deposit beta has been 26% through September 30, 2023. Deposit betas are calculated based on an average federal funds rate of 5.43% during the third quarter of 2023, which is a 27 basis point increase over the second quarter of 2023 average federal funds rate of 5.16%.
Noninterest Income
Noninterest income was $31.0 million for the third quarter of 2023, as compared to $28.0 million for the second quarter of 2023 and $30.9 million for the third quarter of 2022. Revenues from wealth management fees and payment technology solutions activities represented 62.8% of Busey’s noninterest income for the quarter ended September 30, 2023, providing a balance to spread-based revenue from traditional banking activities.
Consolidated wealth management fees were $14.2 million for the third quarter of 2023, compared to $14.6 million for the second quarter of 2023 and $12.5 million for the third quarter of 2022. On a segment basis, Wealth Management generated $14.4 million in revenue during the third quarter of 2023, a 14.7% increase over the $12.5 million reported in the third quarter of 2022. The Wealth Management operating segment generated net income of $4.8 million in third quarter of 2023, compared to $4.9 million in the second quarter of 2023 and $3.8 million in the third quarter of 2022. Busey’s Wealth Management division ended the third quarter of 2023 with $11.55 billion in assets under care, compared to $11.48 billion at the end of the second quarter of 2023 and $10.75 billion at the end of the third quarter of 2022. Our portfolio management team continues to produce solid results in the face of volatile markets, and has outperformed its blended benchmark13 over the last twelve months, as well as over the last three years and the last five years.
13 The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
First Busey Corporation | 2023 Q3 — 11

Payment technology solutions revenue from FirsTech was $5.2 million for both the second and third quarters of 2023, compared to $5.1 million for the third quarter of 2022. Excluding intracompany eliminations, FirsTech generated revenue of $5.7 million during the third quarter of 2023, compared to $5.6 million in both the second quarter of 2023 and the third quarter of 2022. The FirsTech operating segment generated net income of $0.3 million in the third quarter of 2023, compared to $0.2 million in the second quarter of 2023 and $0.4 million in the third quarter of 2022.
Fees for customer services were $7.5 million for the third quarter of 2023, compared to $7.2 million in the second quarter of 2023 and $7.6 million in the third quarter of 2022.
Net securities losses were $0.3 million for the third quarter of 2023, which were comprised of an immaterial amount of realized net losses and $0.3 million of unrealized net losses on equity securities.
Other noninterest income was $3.0 million in the third quarter of 2023, compared to $1.7 million in the second quarter of 2023 and $4.3 million in the third quarter of 2022. Fluctuations between the second quarter of 2023 and the third quarter of 2023 were primarily the result of increases in venture capital investment values and gains on commercial loans sales.
Operating Efficiency
Noninterest expense was $70.9 million in the third quarter of 2023, compared to $69.2 million in the second quarter of 2023 and $70.7 million for the third quarter of 2022. The efficiency ratio14 was 62.38% for the third quarter of 2023, compared to 60.87% for the second quarter of 2023, and 57.62% for the third quarter of 2022. The adjusted core efficiency ratio14 was 60.23% for the third quarter of 2023, compared to 58.55% for the second quarter of 2023 and 55.67% for the third quarter of 2022. Busey remains focused on expense discipline.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses were $39.7 million in the third quarter of 2023, compared to $39.9 million in the second quarter of 2023 and $39.8 million in the third quarter of 2022. Our associate-base consisted of 1,484 full-time equivalents as of September 30, 2023, compared to 1,477 as of June 30, 2023, and 1,513 as of September 30, 2022.

•Data processing expense was $5.9 million in the both the second and third quarters of 2023, compared to $5.4 million in the third quarter of 2022. The year-over-year increase was related to Company-wide investments in technology enhancements, as well as inflation-driven price increases.

•Professional fees were $1.5 million in the third quarter of 2023, compared to $1.0 million in the second quarter of 2023 and $1.6 million in the third quarter of 2022. The quarter-over-quarter increase resulted primarily from a second quarter recapture of legal expenses related to the pay-off of a large classified asset, partially offset by declines in consulting fees.

•Amortization of intangible assets was $2.6 million in the third quarter of 2023, compared to $2.7 million in the second quarter of 2023 and $2.9 million in the third quarter of 2022.

•FDIC insurance expense was $1.5 million in both the second and third quarter of 2023, compared to $0.9 million in the third quarter of 2022, as a result of an FDIC final rule to increase the initial base deposit insurance assessment rate applicable to all FDIC-insured depository institutions by two basis points beginning in 2023.
•Other operating expenses were $11.7 million for the third quarter of 2023, compared to $10.2 million in the second quarter of 2023 and $12.1 million in the third quarter of 2022. The quarter-over-quarter increase is attributable to multiple items, including fraud losses and card service expenses.
14 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q3 — 12

Busey's effective tax rate for the third quarter of 2023 was 18.2%, which was lower than the combined federal and state statutory rate of approximately 28.0% due to tax exempt interest income, such as municipal bond interest, bank owned life insurance income, and investments in various federal and state tax credits.
Beginning in 2024, Busey intends to adopt ASU 2023-02, which allows entities to elect to account for equity investments made primarily for the purpose of receiving income tax credits using the proportional amortization method, regardless of the tax credit program through which the investment earns income tax credits, if certain conditions are met. The proportional amortization method results in the cost of the investment being amortized in proportion to the income tax credits and other income tax benefits received, with the amortization of the investment and the income tax credits being presented net in the income statement as a component of income tax expense as opposed to being presented on a gross basis on the income statement as a component of noninterest expense and income tax expense.
Capital Strength
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. On October 27, 2023, Busey will pay a cash dividend of $0.24 per common share to stockholders of record as of October 20, 2023. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
As of September 30, 2023, Busey continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. Busey’s Common Equity Tier 1 ratio is estimated15 to be 12.52% at September 30, 2023, compared to 12.35% at June 30, 2023, and 11.79% at September 30, 2022. Our Total Capital to Risk Weighted Assets ratio is estimated15 to be 16.72% at September 30, 2023, compared to 16.56% at June 30, 2023, and 15.98% at September 30, 2022.
Busey’s tangible common equity16 was $841.2 million at September 30, 2023, compared to $850.9 million at June 30, 2023, and $748.9 million at September 30, 2022. Tangible common equity16 represented 7.06% of tangible assets at September 30, 2023, compared to 7.18% at June 30, 2023, and 6.17% at September 30, 2022. Busey’s tangible book value per common share16 decreased from $15.25 at June 30, 2023, to $15.07 at September 30, 2023. The ratios of tangible common equity to tangible assets16 and tangible book value per common share have been impacted by the fair market valuation adjustment of Busey’s securities portfolio as a result of the current rate environment, which is reflected in the accumulated other comprehensive income (loss) component of shareholder’s equity.
During the third quarter of 2023, Busey purchased 65,123 shares of its common stock at a weighted average price of $19.63 per share for a total of $1.3 million under the Company’s stock repurchase plan. Repurchases were executed due to favorable pricing of Busey’s shares during the third quarter of 2023. As of September 30, 2023, Busey had 2,037,087 shares remaining on its stock repurchase plan available for repurchase.
3Q23 Earnings Investor Presentation
For additional information on Busey’s financial condition and operating results, please refer to the 3Q23 Earnings Investor Presentation furnished via Form 8-K on October 24, 2023, in connection with this earnings release.
15 Capital ratios for the third quarter of 2023 are not yet finalized, and are subject to change.
16 See “Non-GAAP Financial Information” for a reconciliation.
First Busey Corporation | 2023 Q3 — 13

Corporate Profile
As of September 30, 2023, First Busey Corporation (Nasdaq: BUSE) was a $12.26 billion financial holding company headquartered in Champaign, Illinois.
Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation, had total assets of $12.23 billion as of September 30, 2023, and is headquartered in Champaign, Illinois. Busey Bank currently has 46 banking centers serving Illinois, eight banking centers serving Missouri, three banking centers serving southwest Florida, and one banking center in Indianapolis, Indiana.
Through Busey’s Wealth Management division, the Company provides asset management, investment, and fiduciary services to individuals, businesses, and foundations. Assets under care totaled $11.55 billion as of September 30, 2023.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
Busey Bank is honored to be named among America’s Best Banks by Forbes magazine for the second consecutive year. Ranked 26th overall in 2023, compared to 52nd in last year's rankings, Busey was once again the top-ranked bank headquartered in Illinois. Additionally, for the first time in 2023, Busey was named among DiversityInc’s Top Regional Companies. The DiversityInc Top 50 survey is the external validator for large U.S. employers that model fairness in their talent strategy, workplace and supplier diversity practices, and philanthropic engagement. We are honored to be consistently recognized nationally and locally for our engaged culture of integrity and commitment to community development.
For more information about us, visit busey.com.
Category: Financial
Source: First Busey Corporation
Contacts:
Jeffrey D. Jones, Chief Financial Officer
217-365-4130
Ted Rosinus, EVP Investor Relations & Corporate Development
847-832-0392
First Busey Corporation | 2023 Q3 — 14

Non-GAAP Financial Information
This earnings release contains certain financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to the Company’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring noninterest items and provide additional perspective on the Company’s performance over time.
A reconciliation to what management believes to be the most directly comparable GAAP financial measures—specifically, net interest income, total noninterest income, net security gains and losses, and total noninterest expense in the case of pre-provision net revenue, adjusted pre-provision net revenue, pre-provision net revenue to average assets, and adjusted pre-provision net revenue to average assets; net income in the case of adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, average tangible common equity, return on average tangible common equity, and adjusted return on average tangible common equity; net income and net security gains and losses in the case of net income excluding net securities gains and losses and diluted earnings per share excluding net securities gains and losses; net interest income in the case of adjusted net interest income and adjusted net interest margin; net interest income, total noninterest income, and total noninterest expense in the case of adjusted noninterest expense, noninterest expense excluding non-operating adjustments, adjusted core expense, efficiency ratio, adjusted efficiency ratio, and adjusted core efficiency ratio; total assets and goodwill and other intangible assets in the case of tangible assets; total stockholders’ equity in the case of tangible book value per common share; total assets and total stockholders’ equity in the case of tangible common equity and tangible common equity to tangible assets; portfolio loans in the case of core loans and core loans to portfolio loans; total deposits in the case of core deposits and core deposits to total deposits; and portfolio loans and total deposits in the case of core loans to core deposits—appears below.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.
First Busey Corporation | 2023 Q3 — 15

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Pre-Provision Net Revenue, Adjusted Pre-Provision Net Revenue, Pre-Provision Net Revenue to Average Assets, and Adjusted Pre-Provision Net Revenue to Average Assets
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
PRE-PROVISION NET REVENUE
Net interest income		$77,791	$78,670	$86,305	$242,318	$232,289
Total noninterest income		31,008	28,012	30,933	90,868	97,724
Net security (gains) losses		285	2,059	(4)	2,960	2,324
Total noninterest expense		(70,945)	(69,205)	(70,736)	(210,553)	(210,204)
Pre-provision net revenue		38,139	39,536	46,498	125,593	122,133
Non-GAAP adjustments:
Acquisition and other restructuring expenses		79	12	957	91	2,095
Provision for unfunded commitments		13	265	(320)	(357)	525
Amortization of New Markets Tax Credits		2,260	2,259	1,665	6,740	4,668
Adjusted pre-provision net revenue		$40,491	$42,072	$48,800	$132,067	$129,421

Pre-provision net revenue, annualized	[a]	$151,312	$158,578	$184,476	$167,917	$163,291
Adjusted pre-provision net revenue, annualized	[b]	160,644	168,750	193,609	176,573	173,035
Average total assets	[c]	12,202,783	12,209,865	12,531,856	12,225,232	12,547,816

Reported: Pre-provision net revenue to average assets[1]	[a÷c]	1.24%	1.30%	1.47%	1.37%	1.30%
Adjusted: Pre-provision net revenue to average assets[1]	[b÷c]	1.32%	1.38%	1.54%	1.44%	1.38%
___________________________________________
1.Annualized measure.
First Busey Corporation | 2023 Q3 — 16

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Return on Average Assets, Average Tangible Common Equity, Return on Average Tangible Common Equity, and Adjusted Return on Average Tangible Common Equity
(dollars in thousands, except per share amounts)

		Three Months Ended			Nine Months Ended
		September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
NET INCOME ADJUSTED FOR NON-OPERATING ITEMS
Net income	[a]	$30,666	$29,364	$35,661	$96,816	$93,924
Non-GAAP adjustments:
Acquisition expenses:
Salaries, wages, and employee benefits		—	—	—	—	587
Data processing		—	—	—	—	214
Professional fees, occupancy, and other		79	12	4	91	242
Other restructuring expenses:
Loss on leases or fixed asset impairment		—	—	877	—	976
Professional fees, occupancy, and other		—	—	76	—	76
Related tax benefit[1]		(15)	(3)	(183)	(18)	(399)
Adjusted net income	[b]	$30,730	$29,373	$36,435	$96,889	$95,620

DILUTED EARNINGS PER SHARE
Diluted average common shares outstanding	[c]	56,315,492	56,195,801	56,073,164	56,230,624	56,123,756

Reported: Diluted earnings per share	[a÷c]	$0.54	$0.52	$0.64	$1.72	$1.67
Adjusted: Diluted earnings per share	[b÷c]	$0.55	$0.52	$0.65	$1.72	$1.70

RETURN ON AVERAGE ASSETS
Net income, annualized	[d]	$121,664	$117,779	$141,481	$129,443	$125,576
Adjusted net income, annualized	[e]	121,918	117,815	144,552	129,540	127,844
Average total assets	[f]	12,202,783	12,209,865	12,531,856	12,225,232	12,547,816

Reported: Return on average assets[2]	[d÷f]	1.00%	0.96%	1.13%	1.06%	1.00%
Adjusted: Return on average assets[2]	[e÷f]	1.00%	0.96%	1.15%	1.06%	1.02%

RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Average common equity		$1,208,407	$1,207,935	$1,181,448	$1,195,858	$1,219,645
Average goodwill and other intangible assets, net		(358,025)	(360,641)	(368,981)	(360,654)	(371,873)
Average tangible common equity	[g]	$850,382	$847,294	$812,467	$835,204	$847,772

Reported: Return on average tangible common equity[2]	[d÷g]	14.31%	13.90%	17.41%	15.50%	14.81%
Adjusted: Return on average tangible common equity[2]	[e÷g]	14.34%	13.90%	17.79%	15.51%	15.08%
___________________________________________
1.The year-to-date tax benefits were calculated by multiplying year-to-date acquisition expenses and other restructuring expenses by the effective tax rates for the year-to-date periods. The annual effective tax rates used in this calculation were 19.8% for the nine months ended September 30, 2023, and 19.1% for the nine months ended September 30, 2022. Quarterly tax benefits were calculated as the year-to-date amounts less the sum of amounts applied to previous quarters.
2.Annualized measure.
First Busey Corporation | 2023 Q3 — 17

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Net Income Excluding Net Securities Gains and Losses and Diluted Earnings Per Share Excluding Net Securities Gains and Losses
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income	[a]	$30,666	$29,364	$35,661	$96,816	$93,924
Non-GAAP adjustments:
Net securities (gains) losses		285	2,059	(4)	2,960	2,324
Tax effect for net securities (gains) losses[1]		(52)	(418)	1	(585)	(443)
Net income excluding net securities (gains) losses[2]	[b]	$30,899	$31,005	$35,658	$99,191	$95,805

Diluted average common shares outstanding	[c]	56,315,492	56,195,801	56,073,164	56,230,624	56,123,756

Reported: Diluted earnings per share	[a÷c]	$0.54	$0.52	$0.64	$1.72	$1.67
Adjusted: Diluted earnings per share, excluding net securities (gains) losses[2]	[b÷c]	$0.55	$0.55	$0.64	$1.76	$1.71
___________________________________________
1.The tax effects for net securities gains and losses were calculated by multiplying net securities gains and losses by the effective income tax rates for the periods indicated. Effective tax rates were 18.2%, 20.3%, and 19.2% for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively, and were 19.8% and 19.1% for the nine months ended September 30, 2023, and September 30, 2022, respectively.
2.Tax-effected measure.

Adjusted Net Interest Income and Adjusted Net Interest Margin
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net interest income		$77,791	$78,670	$86,305	$242,318	$232,289
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		553	561	543	1,672	1,635
Tax-equivalent net interest income		78,344	79,231	86,848	243,990	233,924
Purchase accounting accretion related to business combinations		(277)	(413)	(830)	(1,093)	(2,588)
Adjusted net interest income		$78,067	$78,818	$86,018	$242,897	$231,336

Tax-equivalent net interest income, annualized	[a]	$310,821	$317,795	$344,560	$326,214	$312,756
Adjusted net interest income, annualized	[b]	309,722	316,138	341,267	324,752	309,295
Average interest-earning assets	[c]	11,118,167	11,130,298	11,497,783	11,142,780	11,550,887

Reported: Net interest margin[2]	[a÷c]	2.80%	2.86%	3.00%	2.93%	2.71%
Adjusted: Net interest margin[2]	[b÷c]	2.79%	2.84%	2.97%	2.91%	2.68%
___________________________________________
1.The tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.Annualized measure.
First Busey Corporation | 2023 Q3 — 18

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Noninterest Expense Excluding Amortization of Intangible Assets, Adjusted Noninterest Expense,
Adjusted Core Expense, Noninterest Expense Excluding Non-operating Adjustments,
Efficiency Ratio, Adjusted Efficiency Ratio, and Adjusted Core Efficiency Ratio
(dollars in thousands)

		Three Months Ended			Nine Months Ended
		September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net interest income		$77,791	$78,670	$86,305	$242,318	$232,289
Non-GAAP adjustments:
Tax-equivalent adjustment[1]		553	561	543	1,672	1,635
Tax-equivalent net interest income		78,344	79,231	86,848	243,990	233,924

Total noninterest income		31,008	28,012	30,933	90,868	97,724
Non-GAAP adjustments:
Net security (gains) losses		285	2,059	(4)	2,960	2,324
Noninterest income excluding net securities gains and losses		31,293	30,071	30,929	93,828	100,048

Tax-equivalent revenue	[a]	$109,637	$109,302	$117,777	$337,818	$333,972

Total noninterest expense		$70,945	$69,205	$70,736	$210,553	$210,204
Non-GAAP adjustments:
Amortization of intangible assets	[b]	(2,555)	(2,669)	(2,871)	(7,953)	(8,833)
Non-interest expense excluding amortization of intangible assets	[c]	68,390	66,536	67,865	202,600	201,371
Non-operating adjustments:
Salaries, wages, and employee benefits		—	—	—	—	(587)
Data processing		—	—	—	—	(214)
Impairment, professional fees, occupancy, and other		(79)	(12)	(957)	(91)	(1,294)
Adjusted noninterest expense	[f]	68,311	66,524	66,908	202,509	199,276
Provision for unfunded commitments		(13)	(265)	320	357	(525)
Amortization of New Markets Tax Credits		(2,260)	(2,259)	(1,665)	(6,740)	(4,668)
Adjusted core expense	[g]	$66,038	$64,000	$65,563	$196,126	$194,083

Noninterest expense, excluding non-operating adjustments	[f-b]	$70,866	$69,193	$69,779	$210,462	$208,109

Reported: Efficiency ratio	[c÷a]	62.38%	60.87%	57.62%	59.97%	60.30%
Adjusted: Efficiency ratio	[f÷a]	62.31%	60.86%	56.81%	59.95%	59.67%
Adjusted: Core efficiency ratio	[g÷a]	60.23%	58.55%	55.67%	58.06%	58.11%
___________________________________________
1.The tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
First Busey Corporation | 2023 Q3 — 19

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Tangible Book Value and Tangible Book Value Per Common Share
(dollars in thousands, except per share amounts)

		As of
		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total stockholders' equity		$1,190,158	$1,201,948	$1,198,558	$1,145,977	$1,106,588
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(356,343)	(358,898)	(361,567)	(364,296)	(367,091)
Tangible book value	[a]	$833,815	$843,050	$836,991	$781,681	$739,497

Ending number of common shares outstanding	[b]	55,342,017	55,290,847	55,294,455	55,279,124	55,232,434

Tangible book value per common share	[a÷b]	$15.07	$15.25	$15.14	$14.14	$13.39

Tangible Assets, Tangible Common Equity, and Tangible Common Equity to Tangible Assets
(dollars in thousands)

		As of
		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total assets		$12,258,250	$12,209,029	$12,344,555	$12,336,677	$12,497,388
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(356,343)	(358,898)	(361,567)	(364,296)	(367,091)
Tax effect of other intangible assets[1]		7,354	7,833	8,335	8,847	9,369
Tangible assets[2]	[a]	$11,909,261	$11,857,964	$11,991,323	$11,981,228	$12,139,666

Total stockholders' equity		$1,190,158	$1,201,948	$1,198,558	$1,145,977	$1,106,588
Non-GAAP adjustments:
Goodwill and other intangible assets, net		(356,343)	(358,898)	(361,567)	(364,296)	(367,091)
Tax effect of other intangible assets[1]		7,354	7,833	8,335	8,847	9,369
Tangible common equity[2]	[b]	$841,169	$850,883	$845,326	$790,528	$748,866

Tangible common equity to tangible assets[2]	[b÷a]	7.06%	7.18%	7.05%	6.60%	6.17%
___________________________________________
1.Net of estimated deferred tax liability, calculated using the estimated statutory tax rate of 28%.
2.Tax-effected measure.
First Busey Corporation | 2023 Q3 — 20

Reconciliation Of Non-GAAP Financial Measures (unaudited)

Core Loans, Core Loans to Portfolio Loans, Core Deposits, Core Deposits to Total Deposits, and Core Loans to Core Deposits
(dollars in thousands)

		As of
		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Portfolio loans	[a]	$7,856,160	$7,805,284	$7,783,808	$7,725,702	$7,670,114
Non-GAAP adjustments:
PPP loans amortized cost		(598)	(667)	(750)	(845)	(1,426)
Core loans	[b]	$7,855,562	$7,804,617	$7,783,058	$7,724,857	$7,668,688

Total deposits	[c]	$10,332,362	$10,062,755	$9,801,169	$10,071,280	$10,601,397
Non-GAAP adjustments:
Brokered transaction accounts		(6,055)	(6,055)	(6,005)	(1,303)	(2,006)
Time deposits of $250,000 or more		(350,276)	(297,967)	(200,898)	(120,377)	(103,534)
Core deposits	[d]	$9,976,031	$9,758,733	$9,594,266	$9,949,600	$10,495,857

RATIOS
Core loans to portfolio loans	[b÷a]	99.99%	99.99%	99.99%	99.99%	99.98%
Core deposits to total deposits	[d÷c]	96.55%	96.98%	97.89%	98.79%	99.00%
Core loans to core deposits	[b÷d]	78.74%	79.98%	81.12%	77.64%	73.06%
First Busey Corporation | 2023 Q3 — 21

Special Note Concerning Forward-Looking Statements
Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations, and assumptions of Busey’s management, and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in Busey’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national, and international economy (including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the Coronavirus Disease 2019 pandemic), or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the Israeli-Palestinian conflict); (iii) changes in state and federal laws, regulations, and governmental policies concerning Busey's general business (including changes in response to the recent failures of other banks); (iv) changes in accounting policies and practices; (v) changes in interest rates and prepayment rates of Busey’s assets (including the impact of the London Interbank Offered Rate phase-out and the recent and potential additional rate increases by the Federal Reserve); (vi) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving Busey; (xii) fluctuations in the value of securities held in our securities portfolio; (xiii) concentrations within our loan portfolio, large loans to certain borrowers, and large deposits from certain clients; (xiv) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xv) the level of non-performing assets on our balance sheets; (xvi) interruptions involving our information technology and communications systems or third-party servicers; (xvii) breaches or failures of our information security controls or cybersecurity-related incidents; and (xviii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Busey and its business, including additional factors that could materially affect its financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation | 2023 Q3 — 22

First Busey Corporation
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